Exhibit 10.8: Non-Employee Director Compensation for 2010
Cash Compensation
Annual Retainer
Each non-employee director is entitled to receive the annual retainer compensation listed below. In light of the economic conditions and corporate performance, the Board of Directors determined to reduce the annual retainer compensation for 2010 to a level which amounts to 85% of the 2009 annual retainer compensation.

	2009 Level	2010 Level
Service as Director	$9,000	$7,650
Service as Chairman of the Board*	$9,000	$7,650
Service as Audit Committee Chairman*	$3,500	$2,975
Service as Loan Committee Chairman*	$3,500	$2,975
Service as ALCO Committee Chairman*	$3,500	$2,975
Service as Compensation Committee Chairman*	$3,500	$2,975

*	Chairman fees are in addition to the annual retainer and monthly fees received by all non-employee directors.
The annual retainer fees and chairman fees are paid on an annual basis in January of the year to which the fee applies.
Monthly Fees
Each non-employee director is entitled to receive monthly compensation of $850. In light of the economic conditions and corporate performance, effective February 1, 2010, the Board of Directors reduced the monthly compensation for 2010 to a level which amounts to 85% of the 2009 monthly compensation of $1,000 per director.
Equity Compensation
Each non-employee director is also eligible to receive non-qualified stock option awards pursuant to the Alliance Bankshares Corporation 2007 Incentive Stock Plan in the discretion of the Compensation Committee.